Exhibit 9.(a)(2)(iii)

                             ML MEDIA PARTNERS, L.P.
                             World Financial Center
                             South Tower, 23rd Floor
                             New York, NY 10080-6123



                                                          March 22, 1999


         Re:           Smithtown Bay, LLC - 1999 Tender Offer
       Further Amendment to the Partnership's Position and Recommendation

Dear Limited Partner of ML Media Partners, L.P.:

          In connection with the unsolicited tender offer dated January 27, 1999, as amended on February 25, 1999 and March 17, 1999, by Smithtown Bay, LLC ("Smithtown") and Global Capital Management, Inc., to purchase units of limited partnership interest (the "Units") of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership") for a purchase price of $1,100 per Unit (less transfer fees and less cash distributions paid or declared to Limited Partners after January 1, 1999) (the "Amended Smithtown Offer"), the Partnership has previously distributed to you its Recommendation Statement on Schedule14D-9 dated February 9, 1999, as amended by Amendment No. 1 thereto dated March 4, 1999 (the "Recommendation Statement") and is providing you with this letter its Amendment No. 2 thereto dated March 22, 1999 ("Amendment No. 2"). The
Recommendation Statement, as amended by Amendment No. 2, is referred to herein as the "Revised Recommendation Statement."

          As stated in the Revised Recommendation Statement, the Partnership has concluded that the Amended Smithtown Offer is inadequate and not in the best interests of the Limited Partners. Accordingly, the Partnership has recommended and continues to recommend that Limited Partners reject the Amended Smithtown Offer and not tender any of their Units. Neither the Partnership's general partner, Media Management Partners (the "General Partner"), nor any of its officers, directors or affiliates intends to tender any of their Units pursuant to the Amended Smithtown Offer. However, for those Limited Partners who have an immediate need for liquidity or who conclude that the risks of continuing to hold Units are significant, the Amended Smithtown Offer may indeed be adequate and in their best interests.

          This letter and the accompanying Amendment No. 2 to the Recommendation Statement serve to provide Limited Partners with additional information which may be useful in considering whether or not to tender such Limited Partner's Units pursuant to the Amended Smithtown Offer. Please read this material with the Recommendation Statement previously provided to you.

          In addition to those factors described in the previously distributed Recommendation Statement, the Partnership has also considered the following, which is more fully discussed in the accompanying Amendment No. 2 to the Recommendation Statement:

            o General Partner Estimates Year End Net Asset Value as $1,400 per Unit, which is Significantly Higher than the Value Reflected in the Amended Smithtown Offer. The General Partner currently estimates that the net asset value of the Partnership, computed as of December 25, 1998, is $1,400 per Unit. Such estimated net asset value takes into consideration the recent strengthening of the market for cable systems generally, including the pending acquisition of Century Communications Corp. which has been announced recently. In addition, the General Partner believes that there may be additional upside potential to the value it has assigned to the Puerto Rico cable systems. The calculation of the Partnership's net asset value reflects (i) the estimated value of the Partnership's Media Properties (including the Anaheim and Cleveland radio stations (at the sales prices at which they were subsequently sold in January
            1999)), (ii) its cash holdings, and (iii) its other assets and liabilities as of year end 1998, as well as (iv) the Partnership's estimated fees and expenses to be incurred in connection with its remaining operations and the winding up of the Partnership. However, the net asset value calculation does not reflect any reduction for distributions aggregating $337 per Unit that were declared March 1, 1999, and will be paid by the Partnership on or before March 31, 1999, or any potential costs, expenses or liabilities relating to the litigation more fully described in the Revised Recommendation Statement. Accordingly, the Partnership has concluded that it would be better for a Limited Partner to hold its Units rather than to tender them pursuant to the Amended Smithtown Offer.

            However, there can be no assurance that changing market conditions or other factors will not have a negative impact on the value of the Partnership's cable systems in San Juan, Puerto Rico or its radio station combination in Bridgeport, Connecticut or its ability to sell either or both of such assets at any particular price or within any particular time frame. In addition, as further discussed in the Revised Recommendation Statement, the actual proceeds received by the Partnership from the sales of its Media Properties could be lower than estimated. Also, the pendency of the litigation described in the Revised Recommendation Statement, may delay distributions to Limited Partners.

            Therefore, Limited Partners who do not want to take the risks of changing market or other conditions or who want to liquidate their investment in the Partnership now and make other uses of the proceeds of their investment (rather than wait until the sales of the remaining Media Properties and the distributions of any distributable proceeds related to such sales or the distribution of the Partnership's remaining assets, the timing of all of which is uncertain) may want to tender all or a portion of their Units.

            The Partnership's estimates and assumptions have not been reviewed by an independent appraiser or financial advisor.

          In making its recommendation with respect to the Amended Smithtown Offer, the Partnership has not taken into account the tax consequences of, or the tax consequences to, individual Limited Partners as a result of accepting or rejecting the Amended Smithtown Offer; those tax consequences could vary significantly for each Limited Partner based on such Limited Partner's unique tax situation or other circumstances. In addition, the Partnership has not engaged any financial advisor to evaluate the terms of the Amended Smithtown
Offer or to determine whether the Amended Smithtown Offer is fair to Limited Partners.

          Each Limited Partner must make his, her, or its own decision whether to accept or reject the Amended Smithtown Offer. Limited Partners are urged to carefully review all the information contained in or incorporated by reference in the Amended Smithtown Offer, as well as the Partnership's publicly available annual, quarterly and other reports, and the Partnership's communications with Limited Partners. The Partnership urges Limited Partners to carefully consider all such information, as well as the information contained in the Partnership's Revised Recommendation Statement and to consider their own personal situation and consult with their own tax, financial or other advisors in evaluating the terms of the Amended Smithtown Offer before deciding to tender Units.

          Limited Partners should carefully and completely review the terms of all information available, including the terms of any competing offers, prior to deciding to tender Units.

          TO THE EXTENT THAT YOU HAVE ALREADY TENDERED UNITS TO SMITHTOWN PURSUANT TO ITS OFFER, WHETHER PRIOR TO OR AFTER THE DATE OF THE AMENDMENT, YOU SHOULD CONSIDER THAT YOU HAVE A RIGHT TO WITHDRAW YOUR TENDER BY FOLLOWING THE PROCEDURES SET FORTH UNDER "SECTION 4. WITHDRAWAL RIGHTS" IN SMITHTOWN'S OFFER TO PURCHASE DATED JANUARY 27, 1999, AS AMENDED ON FEBRUARY 25, 1999 AND MARCH 17, 1999. The Offer to Purchase, as amended, provides that Units tendered pursuant to the Amended Smithtown Offer may be withdrawn at any time prior to the Amended Smithtown Offer's expiration date (March 31, 1999, unless extended). For withdrawal to be effective, a written notice of withdrawal must be timely received by Smithtown's transfer agent, MAVRICC Management Systems, Inc., Post Office Box 7090, Troy, Michigan 48007-7090. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Agreement of Transfer and Sale in the same manner as the Agreement of Transfer and Sale was signed and it must also contain a medallion signature guarantee.

          The Recommendation Statement and the Amendment No. 2 thereto which is attached to this letter, expands upon the reasons for the position taken by the Partnership concerning the Amended Smithtown Offer, and contains additional information about the potential risks to Limited Partners from their continuing to hold their Units through the planned liquidation of the Partnership. We urge you to read the Revised Recommendation Statement, carefully.

          Certain statements in the foregoing discussion constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Partnership notes that a variety of factors, many of which are beyond its control, affect media property values and the Partnership's value, business prospects, and results and could cause actual results and experience to differ materially from the expectations and estimates expressed herein. These factors include, but are not limited to, the effect of changing economic and market conditions, generally, and particularly with respect to media businesses, generally, or in specific local markets where the Partnership's media properties are located, or on specific trends in business and finance and in investor sentiment, the level of volatility of interest rates, the actions undertaken by both current and potential or new competitors, the impact of and inherent uncertainties in current, pending and future legislation, regulation, and litigation, and the other risks and uncertainties described herein and in the Revised Recommendation Statement. The Partnership undertakes no responsibility to update publicly or revise any forward-looking statements.

          Please do not hesitate to call our Investor Services Information Center at (800) 288-3694 for assistance in any Partnership matter. Our Investor Services Information Center operates Monday through Friday, from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 5:00 p.m. Eastern time.

                                            ML MEDIA PARTNERS, L.P.